BELL, BOYD & LLOYD

THREE FIRST NATIONAL PLAZA

70 WEST MADISON STREET, SUITE 3300

CHICAGO, IL 60602-4207



312 372-1121

FAX  312 372-2098





August 29, 1997







Burridge Funds

115 South LaSalle Street

Chicago, IL 60603



Ladies and Gentlemen:



Rule 24f-2 Notice



        We have represented Burridge Funds, a Massachusetts business Trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of the Trust's Rule 24f-2
Notice for the fiscal year ended June 30, 1997 pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Rule 24f-2").
In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents or other records, certificates and other papers as we deem it necessary to examine for the purpose of this opinion, including the declaration of trust and bylaws of the Trust and resolutions of the board of trustees authorizing the issuance of shares.



        Based upon the foregoing examination, we are of the opinion that the 33,764 shares of beneficial interest sold by the Trust during the fiscal year ended June 30, 1997 in reliance upon registration pursuant to Rule 24f-2 were legally issued, fully paid and nonassessable (although shareholders of the Trust may be subject to liability under certain circumstances as described in the prospectus of the Trust included in its registration statement on Form N-1A).



        We consent to the filing of this opinion with the Trust's Rule 24f-2 Notice, on the condition that our opinion is not to be used, published or circulated to any other person without our prior approval. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.



Very truly yours,



BELL, BOYD & LLOYD